          As filed with the Securities and Exchange Commission on August 8, 2000

                                                     Registration No. 333-_____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              AMRESCO CAPITAL TRUST
             (Exact name of registrant as specified in its charter)

             TEXAS                                           75-2744858
 (State or other jurisdiction                             (I.R.S. Employer
      of incorporation or                                Identification No.)
         organization)

                              700 N. PEARL STREET,
                               SUITE 1900, LB 324
                            DALLAS, TEXAS 75201-7424
                                 (214) 953-7700

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                               THOMAS R. LEWIS II
                            SENIOR VICE PRESIDENT AND
                             CHIEF FINANCIAL OFFICER
                              AMRESCO CAPITAL TRUST
                               700 N. PEARL STREET
                               SUITE 1900, LB 324
                            DALLAS, TEXAS 75201-7424
                                 (214) 953-7700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:

                                BRYAN L. GOOLSBY
                            LOCKE LIDDELL & SAPP LLP
                          2200 ROSS AVENUE, SUITE 2200
                               DALLAS, TEXAS 75201
                                 (214) 740-8000

                                   ----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

====================================================================================================================================
                                                  CALCULATION OF REGISTRATION FEE
----------------------------------- --------------------- ---------------------------- -------------------------- ------------------
Title of Each Class of Securities       Amount to be      Proposed Maximum Aggregate   Proposed Maximum Aggregate     Amount of
       to be Registered                 Registered(1)         Price Per Unit(2)           Offering Price(2)       Registration Fee
----------------------------------- --------------------- ---------------------------- -------------------------- ------------------
Common Shares of Beneficial               250,002         $10.375                      $2,593,771                 $685
Interest, par value $0.01
====================================================================================================================================

(1) Represents the number of common shares issuable upon the exercise of warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) based on the higher of (a) the average high and low sales prices of the common shares on the Nasdaq Stock Market's National Market on August 4, 2000, which is equal to $10.375 per share, and (b) the price at which the warrants are exercisable for common shares, which is equal to $9.83 per share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS
(Subject to Completion, August 8, 2000)

                              AMRESCO CAPITAL TRUST

                              250,002 COMMON SHARES

                                   ----------


By this prospectus, our selling shareholder is offering and selling up to 250,002 common shares of beneficial interest. The selling shareholder may from time to time acquire the common shares offered by this prospectus upon the exercise of warrants.

The selling shareholder may offer the common shares through public or private transactions, on the Nasdaq Stock Market's National Market at the prevailing market price, or at privately negotiated prices. We will pay all of the costs and expenses incurred with the registration of the resale of the common shares under the federal securities laws. The selling shareholder will pay all costs associated with any sales of the common shares, including any discounts, commissions and applicable transfer taxes.

Our common shares are listed on the Nasdaq Stock Market under the symbol "AMCT." On _________, 2000, the closing sale price for our common shares, as quoted on the Nasdaq Stock Market, was $____ per share.


YOU SHOULD CAREFULLY CONSIDER THE RISKS SET FORTH UNDER "RISK FACTORS" STARTING ON PAGE 4 OF THIS PROSPECTUS.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES DISCUSSED IN THE PROSPECTUS, NOR HAVE THEY DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.









               The date of this prospectus is ______________, 2000

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Where You Can Find More Information...............................................................................2
Incorporation of Documents by Reference...........................................................................3
The Company ......................................................................................................3
Risk Factors......................................................................................................4
Cautionary Statement Regarding Forward-Looking Statements........................................................11
Use of Proceeds..................................................................................................11
Selling Shareholder..............................................................................................12
Plan of Distribution.............................................................................................12
Federal Income Tax Consequences..................................................................................13
Legal Matters....................................................................................................27
Experts..........................................................................................................27

                                   ----------

                       WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you may read and copy our SEC filings at the offices of the Nasdaq Stock Market at 33 Whitehall Street, 8th Floor, New York, New York 10004, 1735 K Street, NW, Washington, D.C. 20006, 2500 Sand Hill Road, Suite 220, Menlo Park, California 94025 or Durrant House, 8113 Chiswell Street, London, England EC1Y4XY. Our web site address is http://www.amrescoct.com.

This prospectus is only part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules to the registration statement that we have excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or document. You may inspect or obtain a copy of the registration statement, including exhibits and schedules, as described in the previous paragraph.


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


                     INCORPORATION OF DOCUMENTS BY REFERENCE


The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below (File No. 1-14029) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

o Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Amendment No. 1;

o        Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

o The description of our common shares of beneficial interest contained in our registration statement on Form 8-A filed on April 14, 1998;

o The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on March 3, 1999; and

o Current Reports on Form 8-K filed on January 6, 2000, March 30, 2000 and July 6, 2000.

You may request a copy of these filings at no cost by writing or telephoning the Investor Relations Department at the following address and telephone number:

                              AMRESCO Capital Trust
                               700 N. Pearl Street
                               Suite 1900, LB 324
                            Dallas, Texas 75201-7424
                                 (214) 953-7700

                                   THE COMPANY

We were organized in January 1998 as a real estate investment trust, or REIT, under the laws of the State of Texas. We were formed to take advantage of lending and investment opportunities in real estate related assets, including various types of commercial mortgage loans, commercial mortgage-backed securities, commercial real estate, equity investments in joint ventures and/or partnerships and other real estate related assets. Our day-to-day operations commenced on May 12, 1998, concurrent with the closing of our initial public offering, and are managed by AMREIT Managers, L.P., an affiliate of AMRESCO, INC.

In early 2000, our board of trust managers approved a course of action to market and sell our non-core assets, including our commercial mortgage-backed securities investments and our equity investments in real estate. On March 29, 2000, our board of trust managers unanimously approved a Plan of Liquidation and Dissolution. Implementation of the Plan of Liquidation and Dissolution requires the affirmative vote of at least two-thirds of our outstanding common shares. We have scheduled a shareholder meeting on September 26, 2000 to vote on the liquidation and dissolution and several other matters. If the liquidation and dissolution proposal is approved at the meeting, we will cease conducting normal business operations, except as may be required to wind-up our business and affairs. We intend to collect our outstanding mortgage loans as they become due and sell our other assets, including our equity interests in real estate and commercial mortgage-backed securities. We then intend to satisfy our obligations and liabilities and distribute our remaining assets to shareholders in proportion to their respective holdings.

Although we cannot be sure of the amounts or the timing, we currently expect that shareholders will receive cash distributions in the total amount of approximately $12.30 to $12.75 per share. This would result in total distributions since our inception of about $14.95 to $15.40 per share, including dividends paid to date.

Our executive offices are located at 700 N. Pearl Street, Suite 1900, LB 324, Dallas, Texas 75201-7424, and our telephone number is (214) 953-7700.


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


                                  RISK FACTORS

         The following information discusses the most significant factors that makes an investment in our shares speculative or risky. You should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this prospectus before making a decision to invest in our shares

RISK FACTORS RELATING TO THE LIQUIDATION AND DISSOLUTION

There a number of risks relating to our proposed liquidation and dissolution. The most significant ones are set forth below.

IF WE DO NOT REALIZE THE ESTIMATED NET PROCEEDS FROM LOAN PAY-OFFS AND ASSET SALES, LIQUIDATING DISTRIBUTIONS TO SHAREHOLDERS MAY BE REDUCED OR DELAYED. We cannot assure you that our planned loan pay-offs or asset sales will occur when and for the proceeds we estimated. These estimates are subject to various and significant uncertainties, many of which are beyond our control. This may result in the actual results being materially lower than our expectations. Examples of these uncertainties are described below.

WE HAVE RECENTLY INCREASED OUR ALLOWANCE FOR LOAN LOSSES AND WE MAY HAVE SIMILAR EXPERIENCES WITH OTHER BORROWERS UNDER OUR MORTGAGE LOANS WHO DO NOT PAY-OFF THEIR LOANS IN ACCORDANCE WITH THEIR TERMS. In May 2000, we served a default notice to a borrower under one of our mezzanine loans with an outstanding balance of $8,504,000 and a recorded investment of $7,228,000. As a result, for the quarter ended March 31, 2000, we recorded an additional loan loss provision of $1,788,000. The total allowance for loan losses related to this investment totaled $5,978,000 at March 31, 2000, which represented management's estimate at that time of the amount of the loss we expected could result upon our disposition of this loan. Also, during the first quarter of 1999, we charged-off $500,000 against our allowance for losses related to another mezzanine loan, which had an outstanding balance of $6,839,000 and a recorded investment of $6,659,000. This charge-off represented management's estimate at that time of the amount of the loss we expected could result upon our disposition of this second loan. Aside from these two loans, we currently expect to collect all amounts owed to us by our other borrowers, which totaled approximately $132 million at March 31, 2000. If, however, we have similar experiences with other borrowers who fail to pay-off their loans in the amounts and at the times specified in their respective loan documents, we will not realize the full amounts of the estimated proceeds of the liquidation. This could also increase our expenses. In any of these cases, the dissolution could be delayed and distributions to shareholders could be less than or paid later than estimated.

WE COULD EXPERIENCE UNANTICIPATED MORTGAGE LOAN DEFAULTS. As discussed above, some of our borrowers have been served with default notices. If these or other borrowers under our mortgage loans default in the payment of their debt, we will suffer delays in the collection of the indebtedness and will incur additional costs and expenses in the exercise of our remedies. Any of these events could delay the dissolution or result in distributions to shareholders being less than or paid later than estimated.

WE MAY DECIDE TO SELL OUR LOANS TO THIRD PARTIES. Our mortgage loan investments have current maturity dates between June 2000 and August 2001. We currently intend to hold these loans until their maturity dates, unless a borrower prepays its loan. However, we may determine that obtaining cash proceeds from selling one or more of these loans to third parties before these times could reduce our overall administrative costs or our risk of continuing to hold the loans. In these cases, we may decide that it is in the best interests of our shareholders to sell one or more loans to third parties before these times. The consummation of these sales may be subject to numerous conditions, including obtaining third party consents. This may delay the dissolution, which could delay the payment of distributions to shareholders.

WE MAY NOT CONSUMMATE THE EXPECTED ASSET SALES OR THEY COULD BE DELAYED. Since January 2000, we have sold a number of our non-core assets. The closing of each of these transactions was subject to numerous conditions, including the satisfactory completion by the buyer of its due diligence investigation and the receipt of consents from third parties. We expect that the sales of our remaining commercial mortgage-backed securities and equity investments will be subject to numerous and similar conditions. Accordingly, we cannot assure you that, even if shareholders vote to approve the liquidation and dissolution, any asset sales will be consummated. If we cannot sell our assets on the terms and at the times we have targeted, the dissolution could be delayed and distributions to shareholders could be less than or paid later than estimated.

THE ACTUAL COSTS AND EXPENSES OF THE LIQUIDATION AND DISSOLUTION COULD RISE. Our estimate of net distributable cash resulting from the asset sales and loan pay-offs and the subsequent dissolution is based on estimates of the costs and expenses of the liquidation and dissolution, which we have currently estimated to be between $8.8 million and $9.2 million during the period from April 2000 through the date of dissolution. We could incur additional expenses, including additional interest expense on our credit facilities, if interest rates continue to increase or borrowings under our credit facilities are outstanding longer than we anticipate. We could also incur additional expenses if the consummation of any of the asset sales, the receipt of any of the loan pay-offs or the dissolution are delayed. If our actual costs and expenses exceed the estimated amounts, distributions to shareholders as a result of the liquidation and dissolution could be less than estimated or delayed.

WE COULD SELL ASSETS ON AN INSTALLMENT BASIS, WHICH COULD INCREASE OUR COSTS. If we sell some or all of our assets on an installment basis and the purchaser subsequently defaults in its payment on the related promissory note or installment contract, our exercise of remedies, which may include foreclosure on any property securing the promissory note, will likely result in our incurring additional costs and expenses. This could in turn result in delays in effecting the dissolution and reductions or delays in the payment of distributions to shareholders.

EARLY ASSET SALES OR LOAN PAY-OFFS MAY DECREASE SHAREHOLDER DISTRIBUTIONS. In estimating shareholder distributions, we made a number of assumptions regarding the timing of asset sales and loan pay-offs. These included the assumption that we would hold our mortgage loan investments to their respective currently scheduled maturity dates or, in some cases, to their extended maturity dates in anticipation of some borrowers exercising their extension options. However, we may sell one or more of our assets prior to these times if, for example, the sales price exceeds the present value of the expected proceeds. Also, a borrower may elect to pay-off its loan prior to its scheduled maturity date. In these instances, our proceeds from these investments will be less than our estimates. This could reduce distributions to shareholders.

INTEREST RATE INCREASES MAY ADVERSELY AFFECT NET PROCEEDS. The federal funds overnight bank lending rate was recently increased a half a percentage point to 6.5%, and many sources are predicting that there will be more increases in the months to come. Further increases in interest rates would decrease the market value of our commercial mortgage-backed securities. Further increases in interest rates would also impact our borrowers' ability to achieve third party financing or property sales to pay off their loans. Except for an existing interest rate cap agreement designed to protect against rate increases that would increase our financing costs, we have not entered into hedging transactions to protect against the effect of interest rate increases on the value of our assets. Accordingly, further increases in interest rates could result in distributions to shareholders being less than estimated.

INCREASES IN INTEREST RATE SPREADS MAY ADVERSELY AFFECT NET PROCEEDS. The fair values of our investments in non-investment grade commercial mortgage-backed securities are dependent upon, and are sensitive to changes in, comparable-term U.S. treasury rates and spreads over U.S. treasury rates in effect from time to time. Spreads are influenced by a number of factors. These include investor expectations with respect to future economic conditions, interest rates and real estate market factors. All of these are beyond our control and can impact the ability of borrowers to perform under the terms of the mortgage loans underlying commercial mortgage-backed securities. As a result, even if current U.S. treasury rates and commercial mortgage default rates remain constant, the value of our commercial mortgage-backed securities can be adversely impacted by increasing spreads. Accordingly, increased spreads could result in distributions to shareholders being less than estimated.

DECREASES IN REAL ESTATE VALUES MAY ADVERSELY AFFECT NET PROCEEDS. Any adverse change in the underlying value of our real estate investments would make it more difficult for our borrowers to sell or refinance their properties. This, in turn, could adversely impact the market value of our assets or delay the pay-off of our loans. Accordingly, any decrease in the underlying value of our real estate investments could decrease or delay the payment of distributions to shareholders.

WE COULD LOSE PERSONNEL AS A RESULT OF THE LIQUIDATION, WHICH MAY ADVERSELY AFFECT NET PROCEEDS. Currently, AMRESCO, INC., through AMREIT Managers, employs six people who are fully dedicated to us. If shareholders approve the liquidation and dissolution, these persons may consider other employment because of our limited future prospects. Because these employees have a great deal of knowledge regarding our business and assets, the loss of the services of these employees may make implementation of the plan of liquidation and dissolution less efficient. This, in turn, may delay or increase the costs incurred by AMREIT

Managers, which may result in AMREIT Managers incurring operating deficits. Under our management agreement, we are required to reimburse AMREIT Managers for its quarterly operating deficits. Therefore, if we lose key personnel as a result of the liquidation, it may be necessary for AMREIT Managers to pay a higher cost for qualified replacement personnel, which, in turn, may require us to make larger payments to AMREIT Managers. This may decrease or delay distributions to shareholders.

THE LIQUIDITY AND THE MARKET PRICE OF OUR SHARES COULD DECREASE. As we sell our assets and our loans are paid off and we distribute liquidating distributions to shareholders, our market capitalization and "float" may diminish. Market interest in our shares and in the investment community may also diminish. This could reduce the market demand and liquidity for our shares, which may adversely affect the market price of our shares. In addition, our shares may become ineligible for listing on the Nasdaq Stock Market before the dissolution is finalized. This will further decrease the market demand and liquidity for and price of our shares.

OUR PUBLIC ENTITY VALUE MAY BE JEOPARDIZED. Once shareholders approve the liquidation and dissolution, we will be committed to winding-up our operations. This jeopardizes any value that a potential acquirer might place on the ability to acquire a publicly-held entity with an indefinite life. It may also preclude other possible courses of action not yet identified by the board.

THE LIQUIDATION AND DISSOLUTION MAY NOT RESULT IN GREATER RETURNS TO SHAREHOLDERS THAN OUR CONTINUING AS A GOING CONCERN. If the liquidation and dissolution proposal is not approved by shareholders, the board of trust managers intends to continue managing us and our assets substantially as they are currently being managed. The board may continue to entertain and consider indications of interest from third parties to engage in a business combination with us. We cannot assure you that the liquidation and dissolution will result in greater returns to shareholders than our continuing as a going concern or through a business combination with a third party.

THE BOARD OF TRUST MANAGERS MAY AMEND THE PLAN OR ABANDON THE LIQUIDATION AND DISSOLUTION EVEN IF SHAREHOLDERS APPROVE THE LIQUIDATION AND DISSOLUTION. Even if shareholders vote to approve the liquidation and dissolution, the board of trust managers may amend the plan of liquidation and dissolution without further shareholder approval, except as required by Texas law. In addition, prior to the filing of articles of dissolution, the board may abandon the liquidation and dissolution without further shareholder action.

RISK FACTORS RELATING TO OUR BUSINESS STRATEGY

INDEBTEDNESS MAY BE INCREASED AT ANY TIME WITHOUT SHAREHOLDER APPROVAL. We have financed our acquisitions of investments by borrowing against or "leveraging" our investment portfolio. As of March 31, 2000, our debt-to-equity ratio, excluding non-recourse debt on real estate, was 0.5 to 1. Including non-recourse debt on real estate, our debt-to-equity ratio was 0.8 to 1 at March 31, 2000. Our charter documents do not limit the amount of indebtedness that we may incur. The board of trust managers may increase our indebtedness at any time without consent from or notice to shareholders.

LEVERAGE INCREASES VOLATILITY IN INCOME AND THE VALUE OF OUR INVESTMENT PORTFOLIO. We cannot assure you that our use of leverage will prove to be beneficial or advantageous to us relative to the associated risks. We also cannot assure you that we will be able to meet our debt service obligations. Our ability to meet our debt service obligations will depend on our receipt of sufficient income from our investment portfolio. A mismatch in interest rates between our borrowings and the yield on our investment portfolio or other reductions in cash flow may occur due to a number of reasons, including reductions resulting from payment defaults on mortgage loans, mortgage-backed securities or other assets. In this case, we may not have sufficient cash flow to meet our debt service obligations.

PROVISIONS OF OUR FINANCING FACILITY MAY RESULT IN THE NEED TO PROVIDE ADDITIONAL COLLATERAL OR FUND MARGIN CALLS. Our principal source of liquidity to execute our business strategy is a line of credit. Under the terms of the line of credit, the lender retains the right to mark the underlying collateral to market value. If the value of our pledged assets decreases, we may be required to provide additional collateral or fund margin calls. If the line of credit is not fully repaid prior to its scheduled maturity date and it is not renegotiated or replaced by a more favorable arrangement, there may be a material adverse effect on our operating results.

LOSSES ON MORTGAGE LOANS MAY HAVE AN ADVERSE AFFECT ON US

FORECLOSURE MAY NOT BE SUFFICIENT TO PREVENT LOSSES. Mortgage loans subject us to risks of borrower defaults and bankruptcies, fraud and special hazard losses that are not covered by standard hazard insurance. If a default occurs under any of our mortgage loans, we will bear a risk of loss of principal to the extent of the difference between the value of the collateral and the principal amount of the mortgage loan. In this case, we may not receive interest payments on these mortgage loans, which could have a material adverse effect on our cash flow from operations. If a borrower under a mortgage loan files for bankruptcy protection, the mortgage loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy as determined by the bankruptcy court. Also in this case, the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent that the lien may be unenforceable under state law.

Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a material adverse effect on our anticipated return on the foreclosed mortgage loan. If we foreclose on a mortgage loan secured by real property that is contaminated by hazardous substances, and if we assume ownership of the real estate, we could be subject to environmental liabilities that could exceed the value of the real estate. This would be the case regardless of whether we were responsible for the contamination. Finally, we cannot assure you that any reserves that we may set aside on our balance sheet for losses on mortgage loans will be adequate to cover our actual losses on our investments in mortgage loans.

COMMERCIAL MORTGAGE LOANS MAY INVOLVE A GREATER RISK OF LOSS THAN SINGLE-FAMILY MORTGAGE LOANS. Commercial mortgage loans are considered to involve a higher degree of risk than single-family mortgages because of a variety of factors, including the following:

o        generally larger loan balances;

o dependency for repayment on the successful operation of the mortgaged property and tenant businesses that operate on the mortgaged property; and

o the fact that these loans are usually non-recourse to the borrower and contain loan terms that include either no amortization of principal or amortization schedules longer than the stated maturity and provide for balloon payments at stated maturity rather than periodic principal payment.

In addition, the value of commercial real estate can be significantly affected by the supply and demand in the market for that type of property.

MEZZANINE LOANS, CONSTRUCTION LOANS, REHABILITATION LOANS AND BRIDGE LOANS INVOLVE GREATER RISKS OF LOSS THAN SENIOR MORTGAGE LOANS. A mezzanine loan is a commercial real estate loan the repayment of which is subordinated to a senior mortgage loan and that is secured either by a second lien mortgage or a pledge of the ownership interests of the borrower. Foreclosure by a mezzanine lender is often prohibited while the senior debt is outstanding. Additionally, a foreclosure by the holder of the senior mortgage loan could result in a mezzanine loan becoming unsecured.

A construction loan is a mortgage loan the proceeds of which are used to finance the costs of the initial construction of real property. A rehabilitation loan is a mortgage loan the proceeds of which are used to finance the acquisition and renovation or rehabilitation of existing real property. The repayment of construction loans and rehabilitation loans is often dependent on successful completion and operation of the project. These loans are also subject to additional risks due to difficulties in estimating construction or rehabilitation costs. In addition, these loans commonly have terms that often require little or no amortization. Instead, these loans provide for additional advances to be made and for a balloon payment at a stated maturity date.

A bridge loan is a mortgage loan used for temporary financing. Bridge loans are considered to involve a high degree of risk for a number of reasons, including because repayment is often dependent on a borrower obtaining a long-term senior mortgage loan.

In addition, mezzanine loans, construction loans, rehabilitation loans and bridge loans typically have higher loan-to-value ratios than conventional mortgage loans. This means that the percentage of principal amount of the loan divided by the appraised value of the mortgaged property when the loan is originated is higher. This increases the risk of default as compared to conventional mortgage loans.

LIMITED RECOURSE LOANS MAY LIMIT OUR RECOVERY TO THE VALUE OF THE MORTGAGED PROPERTY. A substantial portion of the mortgage loans that we have acquired or originated and of the mortgage loans underlying our mortgage-backed securities contain limitations on the lender's recourse against the borrower. In other cases, the lender's recourse against the borrower may be limited by applicable provisions of the laws of the jurisdictions in which the mortgage properties are located or by the lender's selection of remedies and the impact of those laws on that selection. In those cases, if the borrower is in default, recourse may be limited to only the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan. Even as to those mortgage loans that provide for recourse against the borrower and our assets, we cannot assure you that this recourse will provide a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the property securing that mortgage loan.

VOLATILITY OF VALUES OF MORTGAGE PROPERTIES MAY ADVERSELY AFFECT OUR MORTGAGE LOANS. Commercial real estate values and net operating income derived from commercial real estate are volatile and may be adversely affected by a number of factors, including the following:

o national, regional and local economic conditions, which, in turn, may be adversely affected by many factors, including plant closings, industry slowdowns and corporate consolidations;

o local real estate conditions, such as an oversupply of housing, retail, industrial, office or other commercial space;

o        changes or continued weakness in specific industry segments;

o perceptions by prospective tenants, retailers and shoppers of the safety, convenience, services and attractiveness of the property;

o the willingness and ability of the property's owner to provide capable management and adequate maintenance, to make capital expenditures and improvements and to provide leasing concessions;

o        construction quality, age and design;

o        demographic factors;

o        retroactive changes to building or similar codes; and

o        increases in operating expenses, such as energy costs.

If there is an economic downturn or recession in the markets in which the real estate underlying our loans are located, or there is any other decrease in the value of these properties, our returns on these investments could be significantly reduced.

LAWS THAT PROHIBIT MORE THAN ONE ACTION TO ENFORCE A MORTGAGE LOAN MAY INCUR THE COST OF FORECLOSING ON MORTGAGE LOANS. Several states have laws that prohibit more than one judicial action to enforce a mortgage loan. Also, some courts have construed the term "judicial action" broadly. In states where non-judicial foreclosure is permitted, the servicers of mortgage loans may be required to foreclose first on properties located in states which these "one action" rules apply before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. These rules may increase our costs to foreclose on a mortgage loan, which could result in a material adverse effect on us.

RISKS RELATED TO INVESTMENTS IN COMMERCIAL MORTGAGE-BACKED SECURITIES

CUMULATIVE UNREALIZED LOSSES MAY ADVERSELY AFFECT OUR INCOME. As of March 31, 2000, we had cumulative unrealized losses of approximately $10.1 million. These losses resulted from declines in the value of our commercial mortgage-backed securities, which were due in part to increases in comparable term U.S. treasury rates and increasing spreads in the commercial mortgage-backed securities market. If these rates and spreads continue to increase, the unrealized losses on our investments will also increase. These losses have had no effect on our income, and would not ultimately result in any realized losses if the commercial mortgage-backed securities are held to maturity and are paid in full. If these rates and spreads do not decrease and we dispose of these investments prior to their respective maturity dates, we will realize a loss upon the disposition of these investments, which will adversely affect our income.

SUBORDINATED INTERESTS ARE SUBJECT TO GREATER CREDIT RISKS THAN MORE SENIOR CLASSES. Our investment portfolio includes various classes of mortgage-backed securities, including subordinated mortgage-backed securities. Subordinated classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior classes. The market values of subordinated classes tend to be more sensitive to changes in economic conditions than more senior classes. As a result of this and other factors, subordinated interests generally are not actively traded and are more difficult to pledge as collateral for borrowings.


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


WE MAY NOT BE ABLE TO REALIZE OUR INITIAL INVESTMENT IN SUBORDINATED INTERESTS. The yield to maturity on subordinated interests of the type we have acquired are extremely sensitive to the default and loss experience of the underlying mortgage pass-through securities or pools of whole loans securing or backing a series of mortgage-backed securities and the timing of any defaults or losses. The subordinated interests of the type we hold generally have limited credit support. Accordingly, to the extent there are realized losses on mortgage collateral for these classes, we may recover less than the full amount, if any, of our initial investment in these subordinated interests.

COLLATERAL UNDERLYING SUBORDINATED INTERESTS MAY NOT BE SERVICED IN THE MOST ADVANTAGEOUS METHOD. In some instances, we have not been able to obtain the right to service the mortgage collateral underlying a subordinated interest. Accordingly, the mortgage collateral may not be serviced in a manner that is most advantageous to us.

SUBORDINATION OF SUBORDINATED INTERESTS TO MORE SENIOR CLASSES MAY ADVERSELY AFFECT THE YIELD ON THE SUBORDINATED INTERESTS. Yield on subordinated interests may be adversely affected even if realized losses are not ultimately allocated to these classes. On any payment date, interest and principal are paid on the more senior classes before interest and principal are paid with respect to the unrated or non-investment grade credit support classes. Typically, interest deferred on these credit support classes is payable on subsequent payment dates to the extent funds are available. However, deferral may not itself bear interest. This deferral of interest will adversely affect the yield on the subordinated interests.

YIELDS ON SUBORDINATED INTERESTS MAY BE ADVERSELY AFFECTED BY PREPAYMENTS AND INTEREST RATE CHANGES. The yield on subordinated interests also will be affected by the rate and timing of principal payments on the mortgage loans underlying a series of mortgage-backed securities. The rate of principal payments may vary significantly over time depending on a variety of factors, including the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-backed securities are generally allocated to the more senior classes of mortgage-backed securities until those classes are paid in full or until the end of a lock-out period. Generally, subordinated interest holders do not receive prepayments of principal from the mortgage loans for an extended period. As a result, the weighted average lives of the subordinated interests may be longer than would be the case if, for example, prepayments were allocated pro rata to all classes of mortgage-backed securities. If the holder of a subordinated interest is not paid compensating interest on interest shortfalls due to prepayments, liquidations or other events, the yield on the subordinated interests may be adversely affected.

RISKS RELATED TO INVESTMENTS IN REAL ESTATE RELATED ASSETS

We have invested in commercial real estate related assets. The underlying value of our real estate related investments and our income and ability to make distributions to shareholders will depend on the ability of the real estate owners to repay their loans on a timely basis. We are therefore subject to the various business and economic risks that face all owners of real property. These risks are described below.

TENANT DEFAULTS AND BANKRUPTCIES MAY CAUSE LOSSES. Our cash flow available for distribution to shareholders will be adversely affected if a significant number of tenants of real estate underlying our investments fail to meet their lease obligations. At any time, a tenant could seek the protection of bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of that tenant's lease. We cannot assure you that tenants will not file for bankruptcy protection in the future or, if any tenant files for bankruptcy protection, that it will affirm our lease and continue to make rental payments in a timely manner. In addition, a commercial tenant may experience a downturn in its business, which may weaken its financial condition and result in its failure to make rental payments when due.

RELIANCE ON THIRD PARTY OPERATORS MAY ADVERSELY AFFECT US. We rely on real estate operators that are not affiliated with us to operate one real estate investment owned by a partnership. If the operators fail to competently or efficiently operate the real estate in accordance with our policies, including our policy to maintain our REIT status, there could be a material adverse effect us.

CONDITIONS BEYOND OUR CONTROL MAY ADVERSELY AFFECT THE VALUE OF OUR REAL ESTATE. The underlying value of our real estate investments and our income and ability to make distributions to shareholders may be adversely affected by factors that are beyond our control. These include the following:

o abilities of third party operators engaged by the owner to operate our real estate in a manner sufficient to maintain or increase revenues in excess of operating expenses and debt service;

o in the case of real estate leased to a single lessee, the ability of the lessee to make rent payments

o        adverse changes in national or local economic conditions;

o competition from other properties offering the same or similar services;

o changes in interest rates and in the availability, cost and terms of mortgage funds;

o the impact of present or future environmental legislation and compliance with environmental laws;

o the ongoing need for capital improvements, particularly in older structures;

o        changes in real estate tax rates and other operating expenses;

o        adverse changes in governmental rules and fiscal policies;

o        civil unrest;

o acts of God, including earthquakes, hurricanes and other natural disasters, which may result in uninsured losses;

o        acts of war; and

o        adverse changes in zoning laws.

REAL ESTATE IS ILLIQUID AND ITS VALUE MAY DECREASE. Real estate investments are relatively illiquid. Owners of real estate investments are therefore limited in their ability to vary their investment portfolio in response to changes in economic and other conditions. We cannot assure you that the fair market value of any of the real estate underlying our investments will not decrease in the future.

INSURANCE MAY NOT COVER ALL LOSSES. There are some types of losses that may be uninsurable or not economically insurable. These types of losses are generally catastrophic in nature, and include earthquakes, floods, hurricanes and tornadoes. An owner of the real estate underlying an investment may not find it feasible to use insurance proceeds to replace a property if it is damaged or destroyed because of inflation, changes in building codes and ordinances, environmental considerations and other factors. In these situations, the insurance proceeds that the owner receives, if any, might not be adequate to restore its investment in the affected property. This, in turn, may adversely affect the owner's ability to repay the loan on the affected property, which may adversely affect us.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND OTHER CHANGES IN GOVERNMENTAL RULES AND REGULATIONS MAY BE COSTLY. Under the Americans with Disabilities Act, all public properties are required to meet specified federal requirements relating to access and use by disabled persons. Property underlying an investment may not be in compliance with this law. If a property is not in compliance, the owner will be required to make modifications to the property to bring it into compliance, or will face possible fines or awards of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies that affect the use and operation of real estate may occur. These may include changes to building codes and fire and life-safety codes. If the owner is required to make substantial modifications to its property to comply with applicable laws or changes in existing laws, the owner's ability to repay the loan on the affected property may be adversely affected. This may adversely affect us.

REAL ESTATE WITH HIDDEN ENVIRONMENTAL PROBLEMS MAY INCREASE COSTS. The operating costs and value of real estate underlying our investments may be affected by the obligation to pay for the costs of complying with existing environmental laws, ordinances and regulations, as well as the costs of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in its real estate. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on the value of real estate underlying our investments. This, in turn, may adversely affect the ability of the owner to repay its loan, which may adversely affect us.

FAILURE TO MAINTAIN OUR REIT STATUS WOULD HAVE ADVERSE TAX CONSEQUENCES

To maintain our qualification as a REIT for federal income tax purposes, we must continually satisfy a number of tests relating to the sources of our income, the nature of our assets, the amount of our distributions to shareholders and the ownership of our shares. If we fail to qualify as a REIT in any tax year and cannot obtain the benefits of relief provisions contained in the Internal Revenue Code, we would be taxed at regular corporate rates, including alternative minimum tax rates, on all of our taxable income. In this case, distributions would no longer be required to be made to shareholders. In addition, any corporate level taxes generally would reduce the amount of cash available for distribution to shareholders. Also, because shareholders would continue to be taxed on the distributions they receive, the net after-tax yield to shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in our common shares. Furthermore, unless statutory relief provisions apply, if we fail to be treated as a REIT for any one year, we would not be eligible to elect REIT status again until the fifth taxable year that begins after the taxable year during which our election was terminated.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make "forward-looking statements" in this prospectus within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are usually identified by the use of words such as "believes," "will," "anticipates," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.

Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies that could cause our actual results to be materially different from the forward-looking statements we make in this prospectus.

Except for our ongoing obligation to disclose material information as required by the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares offered by this prospectus, although we will receive approximately $2,457,519 in proceeds from the exercise of the underlying warrants. There are 250,002 warrants outstanding with an exercise price at $9.83, subject to adjustment as set forth in the warrant agreement. The selling shareholder will pay the exercise price of the warrants to purchase the common shares offered by this prospectus in connection with the exercise of the warrants. The selling shareholder has the option to pay the exercise price in cash or by surrendering additional warrants or common shares, valued as set forth in the warrant agreement, or any combination of cash and securities. We will use any proceeds received from the exercise of the warrants for working capital and general corporate purposes.

                               SELLING SHAREHOLDER

We will issue the 250,002 common shares offered by this prospectus to Prudential Securities Incorporated, the selling shareholder, upon the exercise of the warrants which have been issued to it by us in a private placement. We believe the selling shareholder will have sole voting and investment power with respect to the 250,002 common shares it will beneficially own upon the exercise of the warrants. At August 7, 2000, the selling shareholder did not beneficially own any common shares, other than the 250,002 common shares that are issuable upon the exercise of the currently exercisable warrants held by the selling shareholder. Following the sale of the common shares offered by this prospectus, the selling shareholder will not beneficially own any common shares. The common shares offered by this prospectus may be offered from time to time by the selling shareholder, or its pledgees, donees, transferees or other successors in interest.

The selling shareholder was our financial advisor in our proposed merger with Impac Commercial Holdings, Inc. The merger agreement relating to this transaction was terminated prior to the merger being consummated. Under an engagement letter with the selling shareholder, we paid the selling shareholder an advisory fee of $500,000 upon the delivery of a fairness opinion relating to the proposed merger. In addition, the engagement letter provided that we would reimburse the selling shareholder for its reasonable out-of-pocket expenses and would indemnify the selling shareholder and some related persons against specified liabilities, including liabilities under securities laws, arising out of the merger or its engagement.

The selling shareholder also provided us with financial advisory services in connection with analyzing our strategic alternatives in light of the termination of the proposed merger with Impac Commercial Holdings. We paid the selling shareholder $250,000 for these services.

The selling shareholder has provided various investment banking and other financial advisory services to us and our affiliates from time to time in the past and has received customary fees for the rendering of these services. Recent services rendered by the selling shareholder include acting as lead managing underwriter of our initial public offering of common shares. Prudential Securities Credit Corp., LLC, an affiliate of the selling shareholder, currently provides us with a $300 million warehouse financing arrangement. Prudential-Bache International, Ltd., an affiliate of the selling shareholder, was a party to a repurchase agreement under which it provided us with up to $100 million to finance the purchase of mortgage-backed securities. We fully repaid this agreement in June 2000. The selling shareholder currently provides a subsidiary of AMRESCO, INC., one of our affiliates, with warehouse financing arrangements and from time to time in the past has provided warehouse financing arrangements for other of its subsidiaries. The selling shareholder has acted as a lender in a syndicate arrangement under a revolving credit facility for AMRESCO, INC. The selling shareholder has also acted as a financial advisor in connection with the sale of certain businesses and assets of AMRESCO, INC. and has acted as an underwriter in a number of securitizations involving affiliates of AMRESCO, INC. The selling shareholder and other investment banking firms also acted as underwriters in the public offering by AMRESCO, INC. of 4,500,000 shares of its common stock.

In the ordinary course of business, the selling shareholder may actively trade our common shares for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in these securities.

                              PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholder. As used herein, selling shareholder includes pledgees, donees, transferees or other successors in interest selling shares received from the named selling shareholder after the date of this prospectus. We will pay all costs, expenses and fees in connection with the registration of the shares offered hereby. The selling shareholder will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares. The selling shareholder may effect sales of shares from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq Stock Market's National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

The selling shareholder may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

The selling shareholder and any broker-dealer that acts in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because the selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Stock Market pursuant to Rule 153 under the Securities Act. We have informed the selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its sales in the market.

The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided it meets the criteria and conforms to the requirements of such rule.

Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

o the name of each such selling shareholder and of the participating broker-dealer(s);

o        the number of shares involved;

o        the price at which such shares were sold;

o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

o        other facts material to the transaction.

In addition, upon our being notified by a selling shareholder that a pledgee, donee, transferee or other successor in interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

                         FEDERAL INCOME TAX CONSEQUENCES

GENERAL

The following summary of material federal income tax consequences that may be relevant to a holder of common shares is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and shareholders holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the federal income tax laws.

The statements in this discussion are based on current provisions of the Internal Revenue Code existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court.

THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

We have elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code for federal income tax purposes commencing with our taxable year ended December 31, 1998. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot however, assure you that such requirements will be met in the future.

We have received an opinion from Locke Liddell & Sapp LLP, our legal counsel, to the effect that we qualified as a REIT under the Internal Revenue Code for the taxable year ended December 31, 1998 and the taxable year ended December 31, 1999, we have been organized and our manner of operation has been in conformity with the requirements for qualification and taxation as a REIT as of the date of the opinion and that our proposed manner of operation and diversity of equity ownership should enable us to continue to satisfy the requirements for qualification as a REIT in the future if we operate in accordance with the methods of operation described herein, including our representations concerning our intended method of operation. However, you should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Locke Liddell & Sapp LLP is based on various assumptions as well as on certain representations made by us as to factual matters, including a factual representation letter provided by us.

The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of stock ownership. Locke Liddell & Sapp LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. See "Failure to Qualify as a REIT." The following is a summary of the material federal income tax considerations affecting us as a REIT and our shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

REIT QUALIFICATION

We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation. We cannot be a financial institution or an insurance company. We must be managed by one or more trust managers. Our taxable year must be the calendar year. Our beneficial ownership must be evidenced by transferable shares. Our capital shares must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of our capital shares may be held, directly or indirectly, applying the applicable constructive ownership rules of the Internal Revenue Code, by five or fewer individuals at any time during the last half of each of our taxable years. In addition, we must elect to be taxed as a REIT. We must also meet certain other tests, described below, regarding the nature of our income and assets and the amount of our distributions.

Our outstanding common shares are owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy these share ownership requirements. To protect against violations of these share ownership requirements, our declaration of trust provides that no person is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.8% of our outstanding common shares, unless the trust managers consent to an increase in this ownership limit after they are provided evidence satisfactory to them in their sole discretion that our qualification as a REIT will not be jeopardized. In addition, our declaration of trust contains restrictions on transfers of capital shares, as well as provisions that automatically deem the shares to be transferred to a charitable trust for the benefit of a charitable beneficiary to the extent that the ownership otherwise might jeopardize our REIT status. These restrictions, however may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 50% requirement described above, we will be treated as having met this requirement. See the section below entitled "Failure to Qualify as a REIT."

To monitor our compliance with the share ownership requirements, we are required to and we do maintain records disclosing the actual ownership of our common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

We currently satisfy, and expect to continue to satisfy, each of the requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

SOURCES OF GROSS INCOME. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income - a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. The Internal Revenue Code allows a REIT to own and operate a number of its properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." We currently own four qualified REIT subsidiaries. The Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income of the REIT.

In the case of a REIT which is a partner in a partnership or any other entity such as a limited liability company that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. In the past, we have owned, directly and indirectly, an interest in numerous partnerships. A REIT is deemed to be entitled to its proportionate share of the income of a partnership. The character of the assets and gross income of a partnership retains the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of any partnership in which we have owned an interest were treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.

75% GROSS INCOME TEST. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

o        rents from real property;

o interest on loans secured by mortgages on real property or on interests in real property;

o gains from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of our business, referred to below as "dealer property");

o income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property if we make an election to treat such property as foreclosure property ("foreclosure property");

o        distributions on, or gain from the sale of, shares of other qualifying
         REITs;

o        abatements and refunds of real property taxes;

o amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and


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


o        "qualified temporary investment income" (described below).

In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and not including certain dealer property we have held for at least four years.

We expect that substantially all of our operating gross income has been and will be considered interest income and rent from real property. Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we acquired the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test (but will be qualifying income for purposes of the 95% gross income test). The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, the term "interest" generally does not exclude an amount solely because it is based on a fixed percentage or percentages of receipts or sales. The term "interest" also generally does not exclude an amount solely because it is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the related property from leasing such property, to the extent that the amounts received by the debtor would be characterized as "rents from real property" if the REIT received such amounts. Furthermore, if a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the secured property or a percentage of the appreciation in the property's value as of a certain date (a "shared appreciation provision"), income attributable to such provision will be treated as gain from the sale of the secured property, which may or may not be qualifying income for purposes of the 75% and 95% gross income tests depending on the nature of the property. If the property is dealer property, we would be subject to a 100% prohibited transaction tax on the shared appreciation.

Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. We do not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipts or sales is permitted as rent from real property and we have had leases where rent is based on a percentage of gross receipts or sales. We generally do not intend to lease property and receive rentals based on the tenant's income or profit. Also excluded from "rents from real property" is rent received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and Section 856(d)(5) of the Internal Revenue Code, own a 10% or greater interest.

A third exclusion from qualifying rental income covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services we provide are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% of our direct cost of performing such services, is 1% or less of the total income derived from the property, then the provision of such non-customary services shall not prohibit the rental income (except the non-customary service income) from qualifying as "rents from real property."

We believe that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, we believe that substantially all of our rental income will be qualifying income under the gross


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


income tests, and that our provision of services will not cause the rental income to fail to be included under that test.

Upon the ultimate sale of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

95% GROSS INCOME TEST. In addition to earning 75% of our gross income from the sources listed above, 95% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related.

We own all of the nonvoting common and all of the preferred stock and 5% of the voting common stock of AMREIT II, Inc. The income from this corporation does not accrue to us, but we derive dividend income from this corporation. The dividends qualify under the 95% gross income test, but not the 75% gross income test.

We believe that the interest and original issue discount income that we receive from mortgage-backed securities and other mortgage-related assets generally is qualifying income for purposes of the 75% and 95% gross income tests. In some cases, however, the loan amount of a mortgage loan we own may exceed the value of the real property securing the loan. That scenario will cause a portion of the income from the loan to be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower's profits or net income. The scenario generally will cause the income from the loan to be nonqualifying income for purposes of both the 75% and the 95% gross income tests. We have represented that we will manage our loan portfolio so that substantially all of the income from those assets will be qualifying income for purposes of these tests. Furthermore, we have represented that we will manage our real property so that the rent received from such property qualifies as "rents from real property." In summary, we believe that we will be able to satisfy the 75% and 95% gross income tests on a continuing basis. However, we may receive income not described above that is not qualifying income for purposes of the gross income tests. We will monitor the amount of nonqualifying income that our assets produce and we will manage our portfolio to comply at all times with the gross income tests.

FAILING THE 75% OR 95% TESTS; REASONABLE CAUSE. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including commissions or other fees for services rendered. We may receive certain types of that income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and that income, together with other nonqualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may establish subsidiaries of which we will hold less than 10% of the voting stock to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from these subsidiaries would be included in our gross income and would qualify for the 95% income test but not the 75% income test.

If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if (1) we report the source and nature of each item of our gross income in our federal income tax return for that year,
(2) the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax, and (3) the failure to meet the tests is due to reasonable cause and not to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed below, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We would be subject to a 100% tax based on our profit attributable to the greater of the amount by which we fail either the 75% or 95% income tests for that year. See "-- Taxation as a REIT."

PROHIBITED TRANSACTION INCOME. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by any subsidiary partnerships), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. Except to effect the sale of our non-core assets and the plan of liquidation and dissolution, we intend to hold our and our former subsidiary partnerships have held their assets for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning assets, and to make occasional sales of the assets as are consistent with their investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

We believe that none of our assets are held or have been held for sale to customers and that a sale of any such asset would not be and has not been in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We cannot provide assurance, however, that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

CHARACTER OF ASSETS OWNED. At the close of each calendar quarter of our taxable year, we also must meet two tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, the term "real estate assets" includes interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The term "real estate assets" also includes regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of "real estate assets" (determined as if we held such assets), we will be treated as holding directly our proportionate share of the assets of such REMIC. To the extent that the fair market value of the real property securing a loan equals or exceeds the outstanding principal balance of the loan, the loan will qualify as a real estate asset. However, if the outstanding principal balance of a loan exceeds the fair market value of the real property securing the loan, the portion of such loan in excess of the value of the associated real property likely will not be a qualifying "real estate asset." The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital.

Second, although the balance of our assets generally may be invested without restriction, we will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets or (2) more than 10% of the outstanding voting securities of any single issuer. Excluded from the definition of a security for this purpose is an instrument that qualifies as a real estate asset. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. A REIT may also own an interest in another entity that qualifies as a REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

We believe that our mortgage assets are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan will not be a qualifying "real estate asset." The nonqualifying portion of the mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. We will monitor the status of assets for purposes of the various asset tests and we will manage our portfolio to comply at all times with such tests.

We own 100% of the nonvoting common stock and preferred stock and 5% of the voting stock of AMREIT II, Inc. This stock is not a qualifying real estate asset. We will not own more than 10% of the voting securities of AMREIT II, Inc. In addition, we believe that the value of our stock and any other securities of AMREIT II, Inc. does not exceed 5% of the total value of our assets, and will not exceed that amount in the future. No independent appraisals have been obtained to support this conclusion. We cannot assure our stockholders that the Internal Revenue Service will not contend that the value of the securities of AMREIT II, Inc. held by us exceeds the 5% value limitation. The 5% value test must be satisfied not only on the date that we acquired securities in AMREIT II, Inc., but also each time that we increase our ownership. Although we believe that we presently satisfy the 5% value test and plan to take steps to ensure that we satisfy this test for any quarter with respect to which retesting is to occur, we cannot assure our stockholders that these tests will always be successful, or will not require a reduction in our ownership interest in AMREIT II, Inc.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to take such action within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

ANNUAL DISTRIBUTIONS TO SHAREHOLDERS. To maintain our REIT status, we generally must distribute as a dividend to our shareholders in each taxable year at least 95% of our net ordinary income. Capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) 95% of the sum of (a) our "REIT taxable income," computed before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (2) certain limited categories of "excess noncash income," including, income attributable to leveled stepped rents, cancellation of indebtedness income and original issue discount income. REIT taxable income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of our tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of that taxable year and (2) no later than our next regular distribution payment. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of our "ordinary income" plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

To be entitled to a dividends paid deduction, the amount distributed by a REIT must not be preferential. For example, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class.

We will be taxed at regular corporate rates to the extent that we retain any portion of our taxable income. For example, if we distribute only the required 95% of our taxable income, we would be taxed on the retained 5%. Under certain circumstances we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then in order to meet the 95% distribution requirement, we may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

If we fail to meet the 95% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to cure the failure retroactively by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.

From time to time, we may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." In addition, we will recognize taxable income in advance of our related cash flow if any of our subordinated commercial mortgage-backed securities or mortgage loans are deemed to have OID. We generally must accrue OID based on a constant yield method that takes into account projected prepayments but that defers credit losses until they are actually incurred. We also may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that are "market discount bonds" (i.e., obligations with a stated redemption price at maturity that is greater than our tax basis in such obligations), although such proceeds often will be used to make nondeductible principal payments on related borrowings. We also may recognize "excess inclusion" or other "phantom" taxable income from REMIC residual interests and non-REMIC retained ownership interests. Furthermore, we may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a "significant modification" (as defined in Treasury Regulations Section 1.1001-3) to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan. Finally, although certain types of noncash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to those noncash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common stock.

TAXATION AS A REIT

As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the "double taxation" imposed on investments in most corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We generally will be taxed only on the portion of our taxable income that we retain, which will include any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent that class is entitled to a preference. We do not anticipate that we will pay any of those preferential dividends that will not also result in a corresponding dividends paid deduction.

Even as a REIT, we will be subject to tax in certain circumstances as follows:

o we would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%). Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property if we make an election to treat that property as foreclosure property;

o a confiscatory tax of 100% applies to any net income from prohibited transactions which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;

o if we fail to meet either the 75% or 95% source of income tests described above, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which we failed either the 75% income test or the 95% income test, times (b) a fraction intended to reflect our profitability;

o we will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to our shareholders;

o if we should fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain net income for that year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

o under regulations that have been promulgated in temporary form, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that we acquire in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire those assets. Built-in gain is the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period. The results described in this paragraph with respect to the recognition of built-in gain assume that we will make an election pursuant to the temporary regulation;

o we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;

o we will pay a tax at the highest corporate rate on the portion of any phantom taxable income that we derive from REMIC residual interests, referred to as "excess inclusion," equal to the percentage of our stock held by "disqualified organizations." A "disqualified organization" includes the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, an other tax-exempt organization (other than a farmer's cooperative described in Section 521 of the Code) that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, or any rural electrical or telephone cooperative; and

o we also may be subject to tax at the highest corporate rate on the portion of our allocable share of any "excess inclusion" that a REIT in which we own an equity interest derives from REMIC residual interests, equal to the percentage of its stock that is held by the "disqualified organization."

REITs generally will incur tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is any real property (including interests in real property) and any personal property incident to such real property that meets the following requirements:

o a REIT acquires the property when the REIT bids on such property at foreclosure, or otherwise reduces such property to ownership or possession by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT that such property secured;

o the REIT acquired the related loan when default was not imminent or anticipated; and

o        the REIT elects to treat the property as foreclosure property.

We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but if we do receive any such income, we will make an election to treat the related property as foreclosure property to the extent we are eligible to make such election.

Property is not eligible for the election to be treated as foreclosure property if a REIT acquires the related loan while default is imminent or anticipated. Therefore, if we acquire a non-performing or under-performing loan and we later acquire the collateral by foreclosure, the collateral will not qualify as foreclosure property if default was imminent or anticipated when we acquired the loan. If so, the income we receive with respect to such ineligible property will not be qualifying income for purposes of the 75% and 95% gross income test (for example, in the case of a foreclosure of a hotel) unless the income would otherwise satisfy these qualifying income requirements. We anticipate that any income we receive with respect to an ineligible property will be qualifying income for purposes of the 75% and 95% gross income tests.

FAILURE TO QUALIFY AS A REIT

For any taxable year in which we fail to qualify as a REIT and cannot obtain the benefits of the relief provisions contained in the Internal Revenue Code, we would be taxed at regular corporate rates, including alternative minimum tax rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because the shareholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in our common shares. If we lose our REIT status, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.


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


TAXATION OF TAXABLE U.S. SHAREHOLDERS

Except as discussed below, distributions generally will be taxable to taxable U.S. shareholders as ordinary income to the extent of our current or accumulated earnings and profits. We may generate cash in excess of our net earnings. If we distribute cash to shareholders in excess of our current and accumulated earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of our current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss. Distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations.

Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed our actual net capital gain for the taxable year. Depending on the period of time, on the tax characteristics of the assets that produced these gains and on certain designations, if any, that we may make, these gains may be taxable to non-corporate U.S. shareholders at a 20% or 25% rate. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains and a U.S. shareholder generally would:

o include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

o be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder's long-term capital gains;

o        receive a credit or refund for the amount of tax deemed paid by it;

o increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

o in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as income from a passive activity, within the meaning of Section 469 of the Internal Revenue Code, since income from a passive activity generally does not include dividends and gain attributable to the disposition of property that produces dividends. As a result, U.S. shareholders subject to the passive activity rules will generally be unable to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will be treated as investment income if a shareholder so elects, in which case the capital gain is taxed at ordinary income rates.

Generally, gain or loss realized by a shareholder upon the sale of shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from us and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

In any year in which we fail to qualify as a REIT, shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and shareholders will not be required to report any share of our tax preference items.

Our investments may cause us under certain circumstances to recognize taxable income in excess of our economic income ("phantom" income) and to experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. shareholders may from time to time be required to pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if we receive "phantom" income, our U.S. shareholders may incur federal income tax with respect to such income on an accelerated basis (i.e., before the U.S. shareholders realize such income in an economic sense). Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause shareholders to receive an after-tax rate of return on an investment in the REIT that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate "phantom" income. We will consider the potential effects of "phantom" income on our taxable U.S. shareholders in managing our investments.

To the extent that we own REMIC residual interests, our U.S. shareholders likely may not offset certain portions of the dividend income they receive from us with their current deductions or net operating loss carryovers or carrybacks. This limitation would apply to the portion of a U.S. shareholder's dividends equal to its allocable share of any "excess inclusion" derived with respect to its REMIC residual interests. Our "excess inclusion" for any calendar quarter will equal the excess of our income from REMIC residual interests over our "daily accruals" with respect to such interests for the calendar quarter. Daily accruals for a calendar quarter are computed by allocating to each day on which a REMIC residual interest is owned a ratable portion of the product of (i) the "adjusted issue price" of the REMIC residual interest at the beginning of the quarter and
(ii) 120% of the long-term federal interest rate (adjusted for quarterly compounding) on the date of issuance of the REMIC residual interest. To the extent provided in future Treasury Regulations, if we own a REMIC residual interest that does not have significant value, the "excess inclusion" that we derive from such REMIC residual interest will be deemed to be equal to the entire amount of income we derive from such REMIC residual interest. Furthermore, if we own stock in other REITs that own REMIC residual interests, a portion of the dividends that we receive from such REITs may be treated as "excess inclusion." Those dividends may cause a portion of the dividends that we pay to our shareholders also to be treated as "excess inclusion."

If we (or one of our qualified REIT subsidiaries) issue debt obligations secured by our mortgage loans in non-REMIC transactions, we or such mortgage loans may be treated as a "taxable mortgage pool" under the Code if the payments on the debt obligations bear a relationship to the payments on the underlying mortgage loans. In such a case, to the extent provided in future Treasury Regulations, a portion or all of the taxable income generated by our retained ownership interest in the mortgage loans constituting a taxable mortgage pool may be characterized as "excess inclusion" and allocated pro rata among our U.S. shareholders. U.S. shareholders would not be permitted to offset certain portions of their dividend income that are attributable to the non-REMIC transactions with their current deductions of net operating loss carryovers or carrybacks. Although the U.S. Treasury Department has not yet issued applicable Treasury Regulations, we cannot assure you that it will not issue such regulations in the future. We also cannot assure you that, if issued, such regulations will not be retroactive and will not prevent U.S. shareholders from offsetting some portion of their dividend income with deductions or losses from other sources.

RECENT LEGISLATION

The rules dealing with Federal income taxation are constantly under review by Congress, the IRS and the Treasury Department. For example, on December 17, 1999, the President signed into law the Ticket to Work and Work Incentives Improvement Act of 1999, which contains changes in federal income tax laws that, beginning after December 31, 2000, will affect REITs. Under the new legislation, REITs may own stock in "taxable REIT subsidiaries," corporations that may provide services to tenants of the REIT and others without disqualifying the rents that the REIT receives from its tenants. A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. Although a REIT may own up to 100% of the stock of a taxable REIT subsidiary, (i) the value of all securities in taxable REIT subsidiaries held by the REIT may not exceed 20% of the value of the total assets of the REIT; and (ii) any dividends received by the REIT from its taxable REIT subsidiaries will not constitute qualifying income under the 75% income test. In addition, the new legislation limits the deduction of interest paid by a taxable REIT subsidiary to the REIT and limits the amount of rental payments that may be made by a taxable REIT subsidiary to the REIT.

The new legislation imposes a tax on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest with respect to a taxable REIT subsidiary. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

o Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services.

o Redetermined rents do not include de minimus payments received by the REIT with respect to non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

o The redetermined rent provisions do not apply with respect to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, as long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

o The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT's property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

o The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the services.

o The Secretary has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arms' length basis even though a taxable REIT subsidiary provided services to the tenants.

Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

Under the new legislation, a REIT will be prohibited from owning more than 10%, by vote or by value, of the securities, other than specified debt securities, of a non-REIT C corporation. This does not, however, apply to taxable REIT subsidiaries, qualified REIT subsidiaries and non-qualified corporate subsidiaries in which the REIT does not own more than 10% of the voting securities, provided the non-qualified subsidiary was established on or before July 12, 1999, does not engage in a new line of business or acquire any substantial asset (other than pursuant to a binding contract in effect as of July 12, 1999, a tax-free exchange, an involuntary conversion or a reorganization with another non-qualified corporate subsidiary) and the REIT does not acquire any new securities in such subsidiary (other than pursuant to a binding contract in effect as of July 12, 1999 or a reorganization with another non-qualified corporate subsidiary). Under the new legislation, a REIT may convert existing non-qualified corporate subsidiaries into taxable REIT subsidiaries in a tax-free reorganization at any time prior to January 1, 2004. Under the new legislation, the 95% distribution requirement discussed above is reduced to 90% of REIT taxable income.

Under the new legislation, the basis for determining whether more than 15% of the rents is received by a REIT from a property are attributable to personal property is based upon a comparison of the fair market value of the personal property leased by the tenant as compared to the fair market value of all of the property leased by the tenant, rather than the adjusted basis of such personal property compared to the adjusted basis of all such property.

BACKUP WITHHOLDING

We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder an amount equal to 31% of the dividend. These rules may apply (1) when a shareholder fails to supply a correct taxpayer identification number, (2) when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (3) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder's federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

The United States Treasury has recently issued final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. The final regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the final regulations and the potential effect on their ownership of common shares.

TAXATION OF TAX-EXEMPT ENTITIES

In general, a tax-exempt entity that is a shareholder will not be subject to tax on distributions or gain realized on the sale of shares. A tax-exempt entity may be subject to unrelated business taxable income, commonly known as "UBTI," however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code. In determining the number of shareholders a REIT has for purposes of the "50% test" described above under "REIT Qualification," any shares held by tax-exempt employees' pension and profit sharing trusts that qualify under Section 401(a) of the Internal Revenue Code and are exempt from tax under Section 501(a) of the Internal Revenue Code ("qualified trusts") will generally be treated as held directly by its beneficiaries in proportion to their interests in the trust and will not be treated as held by the trust.

A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the "look-thru" rule with respect to the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. We do not currently meet either of these requirements.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our capital stock will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the UBTI generated by the investment in our capital stock. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

TAXATION OF FOREIGN INVESTORS

The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in common shares, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

Dividends that are not attributable to gain from any sales or exchanges we make of United States real property interests and which we do not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Those dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the non-U.S. shareholder's conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to those dividends, and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation. For withholding tax purposes, we are currently required to treat all distributions as if made out of our current and accumulated earnings and profits and thus we intend to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder unless (1) the non-U.S. shareholder files on IRS Form 1001 claiming that a lower treaty rate applies or (2) the non-U.S. shareholder files an IRS Form 4224 claiming that the dividend is effectively connected income.

Under the final regulations, generally effective for distributions on or after January 1, 2000, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that those dividends exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not a dividend will be in excess of current and accumulated earnings and profits, the dividend will be subject to such withholding. We do not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the non-U.S. shareholder may seek a refund of those amounts from the IRS.

For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, commonly known as "FIRPTA." Under FIRPTA, those dividends are taxed to a non-U.S. shareholder as if the gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty exemption. We are required by the Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder's FIRPTA tax liability.

Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the common shares will be publicly traded, however, no assurance can be given that we will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain, and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If we were not a domestically controlled REIT, whether or not a non-U.S. shareholder's sale of shares would be subject to tax under FIRPTA would depend on whether or not the common shares were regularly traded on an established securities market (such as the NYSE) and on the size of selling non-U.S. shareholder's interest in our capital shares. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of our common shares may be required to withhold 10% of the gross purchase price.

STATE AND LOCAL TAXES

We, and our shareholders, may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our capital shares.

                                  LEGAL MATTERS

Locke Liddell & Sapp LLP, Dallas, Texas, has delivered its opinion that the common shares offered through this prospectus have been validly issued and are fully paid and non-assessable.

                                     EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the offering contemplated by this Registration Statement:

SEC Registration Fee........................................ $     685
Accounting Fees and Expenses................................     5,000
Legal Fees and Expenses.....................................    10,000
Miscellaneous...............................................     4,315
                                                             ---------
         Total.............................................. $  20,000
                                                             =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Amended and Restated Declaration of Trust provides for the indemnification of our directors and officers and AMREIT Managers L.P., its employees, officers, directors and controlling persons to the fullest extent permitted by the Texas Real Estate Investment Trust Act, as amended (the "Act"). Subsection (B) of Section 9.20 of the Act, empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

         The Act further provides that, except to the extent otherwise permitted by the Act, a person may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of Section 9.20 of the Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

         Subsection (C) of Section 15.10 of the Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust, if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports, or statements, including financial statements and other financial data, concerning the real estate investment trust, that were prepared or presented by officers or employees of the real estate investment trust, legal counsel, public accountants, investment bankers, or certain other professionals, or a committee of trust manager of which the trust manager is not a member. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.

         We have obtained directors' and officers' liability insurance coverage in the aggregate amount of approximately $20 million. Directors' and officers' insurance insures (i) our officers and trust managers from any claim arising out of an alleged wrongful act by our trust managers and officers in their respective capacities as our trust managers and officers, and (ii) us, to the extent that we have indemnified our trust managers and officers for such loss.

ITEM 16. EXHIBITS.

     3.1 Amended and Restated Declaration of Trust of the Registrant (filed as Exhibit 3.1 to our Registration Statement on Form S-11 (Registration No. 333-45543), which exhibit is incorporated herein by reference).

     3.2 First Amendment to Amended and Restated Declaration of Trust of the Registrant (filed as Exhibit 3.1 to our Current Report on Form 8-K dated May 12, 1998, which exhibit is incorporated herein by reference).

     3.3 Second Amendment to Amended and Restated Declaration of Trust of the Registrant (filed as Exhibit 3.2 to our Current Report on Form 8-K dated May 12, 1998, which exhibit is incorporated herein by reference).

     3.4 Form of Bylaws of the Registrant (filed as Exhibit 3.2 to our Registration Statement on Form S-11 (Registration No. 333-45543), which exhibit is incorporated herein by reference).

    *5.1 Opinion of Locke Liddell & Sapp LLP as to the legality of the securities being registered.

    *8.1      Opinion of Locke Liddell & Sapp LLP as to certain tax matters.

    10.1 Amended and Restated Interim Warehouse and Security Agreement dated as of May 4, 1999 by and among Prudential Securities Credit Corporation and AMRESCO Capital Trust, AMREIT I, Inc., AMREIT II, Inc., ACT Equities, Inc. and ACT Holdings, Inc. (filed as Exhibit
              10.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which exhibit is incorporated herein by reference).

    10.2 Warrant Agreement dated as of May 4, 1999 between AMRESCO Capital Trust and Prudential Securities Incorporated (filed as Exhibit
              10.2 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which exhibit is incorporated herein by reference).

    10.3 Master Repurchase Agreement dated as of July 1, 1998 between Prudential-Bache International, Ltd. and AMRESCO Capital Trust, AMREIT CMBS I, Inc., AMREIT RMBS I, Inc. and AMREIT II, Inc. (filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, which exhibit is incorporated herein by reference).

   *23.1      Consent of Deloitte & Touche LLP.

    23.2 Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto).

    23.3 Consent of Locke Liddell & Sapp LLP (included in Exhibit 8.1 hereto).

    24.1      Power of Attorney (included on signature page).

----------

*  Filed herewith.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes as follows:

         (1)      The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

                                    provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than in payment by the registrant of expenses incurred or paid by a trust manager, director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the registrant by such trust manager, director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 7th day of August 2000.


                                      AMRESCO CAPITAL TRUST



                                      By: /s/ Robert L. Adair III
                                         ---------------------------------------
                                         Robert L. Adair III, Chairman of
                                         the Board of Trust
                                         Managers and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert L. Adair III and Jonathan
S. Pettee, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                       Title                                Date
               ---------                                       -----                                ----
/s/ Robert L. Adair III                       Chairman of the Board of Trust Managers and      August 7, 2000
-------------------------------------                 Chief Executive Officer
Robert L. Adair III                                (Principal Executive Officer)


                                             Senior Vice President, Chief Financial and
/s/ Thomas R. Lewis II                                 Accounting Officer and
-------------------------------------             Controller (Principal Financial              August 7, 2000
Thomas R. Lewis II                                    and Accounting Officer)


/s/ John C. Deterding                                Independent Trust Manager                 August 7, 2000
-------------------------------------
John C. Deterding

                                                     Independent Trust Manager                 August 7, 2000
-------------------------------------
Bruce W. Duncan


/s/ Christopher B. Leinberger                        Independent Trust Manager                 August 7, 2000
-------------------------------------
Christopher B. Leinberger

                                                     Independent Trust Manager                 August 7, 2000
-------------------------------------
James C. Leslie


/s/ Robert H. Lutz, Jr.                                    Trust Manager                       August 7, 2000
-------------------------------------
Robert H. Lutz, Jr.

                                  EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
----------                             -----------
     3.1      Amended and Restated Declaration of Trust of the Registrant (filed as Exhibit 3.1 to our Registration Statement on Form S-11
              (Registration No. 333-45543), which exhibit is incorporated herein by reference).

     3.2 First Amendment to Amended and Restated Declaration of Trust of the Registrant (filed as Exhibit 3.1 to our Current Report on Form
              8-K dated May 12, 1998, which exhibit is incorporated herein by reference).

     3.3 Second Amendment to Amended and Restated Declaration of Trust of the Registrant (filed as Exhibit 3.2 to our Current Report on Form
              8-K dated May 12, 1998, which exhibit is incorporated herein by reference).

     3.4      Form of Bylaws of the Registrant (filed as Exhibit 3.2 to our
              Registration Statement on Form S-11 (Registration No. 333-45543), which exhibit is incorporated herein by reference).

    *5.1 Opinion of Locke Liddell & Sapp LLP as to the legality of the securities being registered.

    *8.1      Opinion of Locke Liddell & Sapp LLP as to certain tax matters.

    10.1 Amended and Restated Interim Warehouse and Security Agreement dated as of May 4, 1999 by and among Prudential Securities Credit
              Corporation and AMRESCO Capital Trust, AMREIT I, Inc., AMREIT II,
              Inc., ACT Equities, Inc. and ACT Holdings, Inc. (filed as Exhibit
              10.1 to our Quarterly Report on Form 10-Q for the quarter ended
              March 31, 1999, which exhibit is incorporated herein by reference).

    10.2      Warrant Agreement dated as of May 4, 1999 between AMRESCO Capital
              Trust and Prudential Securities Incorporated (filed as Exhibit
              10.2 to our Quarterly Report on Form 10-Q for the quarter ended
              March 31, 1999, which exhibit is incorporated herein by reference).

    10.3      Master Repurchase Agreement dated as of July 1, 1998 between
              Prudential-Bache International, Ltd. and AMRESCO Capital Trust,
              AMREIT CMBS I, Inc., AMREIT RMBS I, Inc. and AMREIT II, Inc.
              (filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, which exhibit is incorporated herein by reference).

   *23.1      Consent of Deloitte & Touche LLP.

    23.2 Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1 hereto).

    23.3 Consent of Locke Liddell & Sapp LLP (included in Exhibit 8.1 hereto).

    24.1      Power of Attorney (included on signature page).

----------

*  Filed herewith.